Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To Partners of

TEPPCO Partners, L.P.:

We consent to the use of our report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this prospectus.

Our report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, contains a separate paragraph that states that as discussed in Note 20 to the consolidated financial statements, the Partnership has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for the years ended December 31, 2004 and 2003.

/s/ KPMG LLP

Houston, Texas

February 18, 2009